Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
August 15, 2007
Company Press Release
Jeffersonville Bancorp Announces Second Quarter Earnings and Declares Quarterly Dividend
Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today second quarter net income of $988,000 ($0.23 per share) compared to $1,200,000 ($0.27 per share) for the second quarter of 2006. Earnings for the first six months of 2007 were $2,247,000 ($0.52 per share) compared to $2,173,000 ($0.49 per share) in 2006.
A cash dividend in the amount of twelve cents ($0.12) on the common stock of the Company was declared at the August 14, 2007 meeting of the Board of Directors. The dividend is payable on September 4, 2007 to stockholders of record at the close of business on August 22, 2007.
As of June 30, 2007 total assets were $385,960,000 compared to $403,870,000 as of June 30, 2006, total deposits were $317,202,000 compared to $333,821,000, net loans were $247,862,000 compared to $246,112,000.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.